Exhibit 99.1

ARCA Biopharma receives FDA FAST TRACK DESIGNATION
FOR gencaroTM atrial fibrillation DEVELOPMENT in a
genetically targeted heart failure population

Westminster, CO, April 13, 2015 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that the U.S. Food and Drug Administration (FDA) has designated as a  Fast Track development program the investigation of GencaroTM for the prevention of atrial fibrillation/atrial flutter in a genetically modified heart failure population (heart failure patients with reduced left ventricular ejection fraction, HFREF).  Gencaro is the Company’s investigational, pharmacologically unique beta-blocker and mild vasodilator.

According to the FDA’s Fast Track Guidance document, Fast Track programs are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

Gencaro is currently being evaluated as a potential treatment for atrial fibrillation in a genetically-defined heart failure (HFREF) population in GENETIC-AF, a Phase 2B/3 adaptive design clinical trial.  ARCA anticipates that enrollment of approximately 200 patients in the Phase 2B portion of the trial will be completed by the end of 2016.

“We view Fast Track designation for the Gencaro development program as an important acknowledgement of the need for advancements in the treatment of atrial fibrillation in heart failure patients,” said Michael R. Bristow, President and Chief Executive Officer of ARCA.  “Atrial fibrillation afflicts over 2.7 million people in the United States with 250,000 to 500,000 new cases diagnosed each year. We believe we have a significant opportunity to improve the treatment options for heart failure patients living with atrial fibrillation.”

Fast Track drug development designation was included in the FDA Modernization Act of 1997 (FDAMA) as a formal process to enhance interactions with the FDA during drug development. A drug development program with Fast Track designation is eligible for consideration for some or all of the following programs for expediting development and review: scheduled meetings to seek FDA input into development plans, priority review of the New Drug Application (NDA), the option of submitting portions of an NDA for review prior to submission of the complete application and potential accelerated approval.

Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden. The estimated number of individuals with AF globally in 2010 was 33.5 million.  According to the 2015 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the U.S. in 2010 ranged from 2.7 million to 6.1 million people.  Hospitalization rates for AF increased by 23% among US adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

AF is a disorder in which the normally regular and coordinated contraction pattern of the heart’s two small upper chambers (the atria) becomes irregular and uncoordinated.  The irregular contraction pattern associated with AF causes blood to pool in the atria, predisposing the formation of clots potentially resulting in stroke.  AF increases the risk of mortality and morbidity due to stroke, congestive heart failure and impaired quality of life.  The approved therapies for the treatment or prevention AF have certain disadvantages in patients with heart failure and/or reduced left ventricular ejection fraction (HFREF) patients.  These include toxic or cardiovascular adverse effects, and most of the approved drugs for AF are contra indicated or have warnings in their prescribing information for such patients.  The Company believes there is an unmet medical need for new AF treatments that have fewer side effects than currently available therapies and are more effective, particularly in HFREF patients.

About Pharmacogenomics

Pharmacogenomics is the study of genetic polymorphisms that underlie individual differences in responses to therapeutics drugs.  Pharmacogenomics includes identifying candidate genes and polymorphisms, correlating these polymorphisms with possible therapies, predicting drug response and clinical outcomes, reducing adverse events and selection, and selecting dosing of therapeutic drugs on the basis of genotype.  One goal of pharmacogenomics is to customize drugs for defined sub-populations of patients.

A DNA sub-study of patients from the BEST Phase 3 heart failure mortality trial of Gencaro indicated that the combinations of beta-1 389 and alpha-2C polymorphisms in individual patients in the trial appeared to influence the response to Gencaro.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2014, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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